Exhibit 99.1

HMH Announces Fourth Quarter and Full Year 2021 Results

BOSTON, February 24, 2022 – HMH (Nasdaq: HMHC), a learning technology company, announced financial results for the fourth quarter and full year ended December 31, 2021.

Q4 and Full Year 2021 Financial Results:

	Three Months Ended December 31,			Years Ended December 31,
(in millions of dollars)	2021 [1]	2020 [1]	Change	2021 [1]	2020 [1]	Change
Net sales	$179	$141	26.7%	$1,051	$840	25.0%
Change in deferred revenue	(47)	(48)	(3.0)%	59	58	2.1%
Billings [2]	132	93	42.0%	1,110	899	23.5%
Impairment charge for goodwill	—	17	NM	—	279	NM
(Loss) income from continuing operations	(46)	(88)	47.4%	2	(471)	NM
Adjusted EBITDA [3]	24	(7)	NM	270	89	NM
Pre-publication or content development costs	(14)	(10)	41.7%	(56)	(61)	(7.7)%
Net cash provided by operating activities	71	40	75.7%	264	106	NM
Free cash flow [3]	47	15	NM	168	(5)	NM

1	All amounts exclude the impact of the HMH Books & Media business which has been removed from continuing operations and classified as discontinued operations since the first quarter of 2021.
2	An operating measure. Please refer to “Operating Metrics” for an explanation.
3

A non-GAAP measure. Please refer to Use of Non-GAAP Financial Measures for an explanation and reconciliation. We are unable to reconcile forward looking unlevered free cash flow without unreasonable efforts.

NM = not meaningful

Additional information regarding Q4 and full year 2021 financial results will be included in the Company’s Annual Report on Form 10-K.

Conference Call:

Given the recently announced agreement for HMH to be acquired by entities affiliated with The Veritas Capital Fund VII, L.P., the Company will not be hosting a conference call to discuss its financial results.

Use of Non-GAAP Financial Measures:

To supplement our financial statements presented in accordance with Generally Accepted Accounting Principles (GAAP) and to provide additional insights into our performance, we have presented adjusted EBITDA from continuing operations and free cash flow. These measures are not prepared in accordance with GAAP. This information should be considered as supplemental in nature and should not be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Management believes that the presentation of these non-GAAP measures provides useful information to investors regarding our results of operations and/or our expected results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business.

Management believes that the presentation of adjusted EBITDA provides useful information to our investors and management as an indicator of our performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, gains or losses on investments, non-cash charges and impairment charges, levels of depreciation or amortization, and acquisition/disposition-related activity costs, legal settlement costs, restructuring costs and integration costs. Accordingly, management believes that this measure is useful for comparing our performance from period to period and makes decisions based on it. In addition, targets in adjusted EBITDA (further adjusted to include the change in deferred revenue) are used as performance measures to determine certain incentive compensation of management. Management also believes that the presentation of free cash flow provides useful information to our investors because management regularly reviews these metrics as an important indicator of how much cash is generated by general business operations, excluding capital expenditures, and makes decisions based on it.

Other companies may define these non-GAAP measures differently and, as a result, our use of these non-GAAP measures may not be directly comparable to adjusted EBITDA and free cash flow used by other companies. Although we use these non-GAAP measures as financial measures to assess our business, the use of non-GAAP measures is limited as they include and/or do not include certain items not included and/or included in the most directly comparable GAAP measure. Adjusted EBITDA should be considered in addition to, and not as a substitute for, net income or loss prepared in accordance with GAAP as a measure of performance; and free cash flow should be considered in addition to, and not as a substitute for, net cash from operating activities prepared in accordance with GAAP. Adjusted EBITDA is not intended to be a measure of liquidity nor is free cash flow intended to be a measure of residual cash flow available for discretionary use. You are cautioned not to place undue reliance on these non-GAAP measures. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures and related disclosure is provided in the appendix to this news release.

Operating Metrics:

Billings is an operating measure which we derive from net sales taking into account the change in deferred revenue. Billings for Core Solutions and Extensions is an operating measure based on invoiced sales adjusted for returns, other publishing income and change in deferred revenue.

About Houghton Mifflin Harcourt

Houghton Mifflin Harcourt (Nasdaq: HMHC) is a learning technology company committed to delivering connected solutions that engage learners, empower educators and improve student outcomes. As a leading provider of K–12 core curriculum, supplemental and intervention solutions, and professional learning services, HMH partners with educators and school districts to uncover solutions that unlock students’ potential and extend teachers’ capabilities. HMH serves more than 50 million students and 3 million educators in 150 countries. For more information, visit www.hmhco.com

Follow HMH on Twitter, Facebook and YouTube.

Contact

Investor Relations

Chris Symanoskie, IRC

VP, Investor Relations

(410) 215-1405

chris.symanoskie@hmhco.com

Media Relations

Bianca Olson

SVP, Corporate Affairs

(617) 351-3841

bianca.olson@hmhco.com

Important Information

On February 22, 2022, HMH announced that it has entered into a definitive merger agreement with certain affiliates of Veritas Capital, a leading private equity investment firm, for the acquisition of the Company via a tender offer. The tender offer for the outstanding shares of HMH common stock has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of HMH common stock. The solicitation and offer to buy shares of HMH common stock will only be made pursuant to the tender offer materials that Veritas intends to file with the U.S. Securities and Exchange Commission (the “SEC”). At the time the tender offer is commenced, Veritas will file a tender offer statement on Schedule TO with the SEC, and HMH will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. HMH’s STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO. Both the tender offer statement and the solicitation/recommendation statement will be mailed to HMH’s stockholders free of charge. Investors and stockholders may obtain free copies of the Schedule TO and Schedule 14D-9, as each may be amended or supplemented from time to time, and other documents filed by the parties (when available) at the SEC’s web site at www.sec.gov, by contacting HMH’s Investor Relations either by telephone at 410-215-1405 or e-mail at Chris.Symanoskie@hmhco.com or on HMH’s website at www.hmhco.com.

Houghton Mifflin Harcourt Company

Consolidated Balance Sheets

	December 31,
(in thousands of dollars, except share information)	2021	2020
Assets
Current assets
Cash and cash equivalents	$463,131	$281,200
Accounts receivable, net of allowances	135,495	88,830
Inventories	117,469	145,553
Prepaid expenses and other assets	43,339	19,276
Assets of discontinued operations	—	160,053

Total current assets	759,434	694,912

Property, plant, and equipment, net	80,445	88,801
Pre-publication costs, net	150,652	202,820
Goodwill	437,977	437,977
Other intangible assets, net	360,290	402,484
Operating lease assets	110,572	126,850
Deferred income taxes	4,997	2,415
Deferred commissions	35,083	30,659
Other assets	34,830	34,208

Total assets	$1,974,280	$2,021,126

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$—	$19,000
Accounts payable	37,449	38,751
Royalties payable	45,166	34,765
Salaries, wages, and commissions payable	41,253	21,723
Deferred revenue	357,864	342,605
Interest payable	11,235	11,017
Severance and other charges	405	19,590
Accrued pension benefits	185	1,593
Accrued postretirement benefits	1,618	1,555
Operating lease liabilities	7,539	9,669
Other liabilities	43,297	22,912
Liabilities of discontinued operations	—	30,662

Total current liabilities	546,011	553,842

Long-term debt, net of discount and issuance costs	317,579	624,692
Operating lease liabilities	127,426	132,014
Long-term deferred revenue	606,811	562,679
Accrued pension benefits	8,484	24,061
Accrued postretirement benefits	15,940	16,566
Deferred income taxes	21,393	16,411
Other liabilities	212	398

Total liabilities	1,643,856	1,930,663

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value: 20,000,000 shares authorized; no shares issued and outstanding at December 31, 2021 and 2020	—	—
Common stock, $0.01 par value: 380,000,000 shares authorized; 152,267,951 and 150,459,034 shares issued at December 31, 2021 and 2020, respectively; 127,690,917 and 125,882,000 shares outstanding at December 31, 2021 and 2020, respectively	1,523	1,505
Treasury stock, 24,577,034 shares as of December 31, 2021 and 2020, respectively, at cost	(518,030)	(518,030)
Capital in excess of par value	4,931,357	4,918,542
Accumulated deficit	(4,042,252)	(4,255,830)
Accumulated other comprehensive loss	(42,174)	(55,724)

Total stockholders’ equity	330,424	90,463

Total liabilities and stockholders’ equity	$1,974,280	$2,021,126

Houghton Mifflin Harcourt Company

Consolidated Statements of Operations

	(Unaudited) Three Months Ended December 31,		Years Ended December 31,
(in thousands of dollars, except share and per share information)	2021	2020	2021	2020
Net sales	$178,805	$141,167	$1,050,802	$840,454
Costs and expenses
Cost of sales, excluding publishing rights and pre-publication amortization	63,316	60,235	398,706	370,586
Publishing rights amortization	2,517	3,468	10,688	14,800
Pre-publication amortization	29,444	32,047	108,621	125,838

Cost of sales	95,277	95,750	518,015	511,224
Selling and administrative	106,707	102,540	445,660	442,355
Other intangible assets amortization	7,241	6,349	30,257	23,917
Impairment charge for goodwill	—	17,000	—	279,000
Restructuring/severance and other charges	2,469	98	12,349	31,874
Gain on sale of assets	—	—	(3,661)	—

Operating (loss) income	(32,889)	(80,570)	48,182	(447,916)

Other income (expense)
Retirement benefits non-service income (expense)	117	(1,039)	105	(856)
Interest expense	(8,210)	(8,753)	(34,998)	(37,931)
Interest income	25	26	77	899
Change in fair value of derivative instruments	(306)	500	(1,221)	672
Gain on investments	—	353	1,442	2,091
Income from transition services agreement	1,411	—	3,664	—
Loss on extinguishment of debt	—	—	(12,505)	—

(Loss) income from continuing operations before taxes	(39,852)	(89,483)	4,746	(483,041)
Income tax expense (benefit) for continuing operations	6,577	(1,141)	2,686	(12,351)

(Loss) income from continuing operations	(46,429)	(88,342)	2,060	(470,690)

Income (loss) from discontinued operations, net of tax	—	5,197	(1,005)	(9,148)
(Loss) gain on sale of discontinued operations, net of tax	(1,997)	—	212,523	—

(Loss) income from discontinued operations, net of tax	(1,997)	5,197	211,518	(9,148)

Net (loss) income	$(48,426)	$(83,145)	$213,578	$(479,838)

Net (loss) income per share attributable to common stockholders
Basic:
Continuing operations	$(0.36)	$(0.70)	$0.02	$(3.75)
Discontinued operations	(0.02)	0.04	1.66	(0.07)

Net (loss) income	$(0.38)	$(0.66)	$1.68	$(3.82)

Diluted:
Continuing operations	$(0.36)	$(0.70)	$0.02	$(3.75)
Discontinued operations	(0.02)	0.04	1.61	(0.07)

Net (loss) income	$(0.38)	$(0.66)	$1.63	$(3.82)

Weighted average shares outstanding
Basic	127,686,147	125,867,093	127,337,815	125,455,487

Diluted	127,686,147	125,867,093	131,402,866	125,455,487

Houghton Mifflin Harcourt Company

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2021	2020
(in thousands of dollars)
Cash flows from operating activities
Net income (loss)	$213,578	$(479,838)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Loss from discontinued operations, net of tax	1,005	9,148
Gain on sale of discontinued operations, net of tax	(212,523)	—
Gain on sale of assets	(3,661)	—
Depreciation and amortization expense	194,433	214,429
Operating lease assets, amortization and impairments	16,249	5,397
Amortization of debt discount and deferred financing costs	2,705	2,636
Gain on investments	(1,942)	(2,091)
Deferred income taxes	2,400	(14,355)
Stock-based compensation expense	12,217	11,160
Write-off of property, plant, and equipment	1,606	—
Loss on extinguishment of debt	12,505	—
Impairment charge for goodwill	—	279,000
Change in fair value of derivative instruments	1,221	(672)
Changes in operating assets and liabilities, net of acquisitions
Accounts receivable	(28,928)	32,369
Inventories	28,083	42,936
Other assets	(28,895)	(4,860)
Accounts payable and accrued expenses	18,788	(34,039)
Royalties payable and author advances, net	13,247	(18,095)
Deferred revenue	59,391	57,178
Interest payable	218	7,191
Severance and other charges	(19,185)	7,183
Accrued pension and postretirement benefits	(2,946)	3,443
Operating lease liabilities	(6,687)	(1,996)
Other liabilities	(9,090)	(9,639)

Net cash provided by operating activities - continuing operations	263,789	106,485
Net cash provided by operating activities - discontinued operations	3,880	8,763

Net cash provided by operating activities	267,669	115,248

Cash flows from investing activities
Additions to pre-publication costs	(56,210)	(60,872)
Additions to property, plant, and equipment	(39,093)	(50,940)
Proceeds from sale of business	340,593	—
Proceeds from sale of assets	5,000	—

Net cash provided by (used in) investing activities - continuing operations	250,290	(111,812)
Net cash used in investing activities - discontinued operations	(647)	(459)

Net cash provided by (used in) investing activities	249,643	(112,271)

Cash flows from financing activities
Borrowings under revolving credit facility	—	150,000
Payments of revolving credit facility	—	(150,000)
Payments of long-term debt	(342,031)	(19,000)
Tax withholding payments related to net share settlements of restricted stock units	—	(48)
Issuance of common stock under employee stock purchase plan	410	918
Net collections under transition services agreement	6,240	—

Net cash used in financing activities - continuing operations	(335,381)	(18,130)

Net increase (decrease) in cash and cash equivalents	181,931	(15,153)
Cash and cash equivalents at beginning of the period	281,200	296,353

Cash and cash equivalents at end of the period	$463,131	$281,200

Houghton Mifflin Harcourt Company

Non-GAAP Reconciliations (Unaudited)

Adjusted EBITDA 1

(in thousands of dollars)

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Net (loss) income from continuing operations	$(46,429)	$(88,342)	$2,060	$(470,690)
Interest expense	8,210	8,753	34,998	37,931
Interest income	(25)	(26)	(77)	(899)
Provision (benefit) for income taxes	6,577	(1,247)	2,686	(12,457)
Depreciation expense	10,533	12,492	44,867	49,874
Amortization expense	39,202	41,864	149,566	164,555
Non-cash charges—goodwill impairment	—	17,000	—	279,000
Non-cash charges—stock-compensation	3,490	2,865	12,217	11,160
Non-cash charges— (gain) loss on derivative instruments	306	(500)	1,221	(672)
Fees, expenses or charges for equity offerings, debt or acquisitions/dispositions	29	714	895	1,080
Gain on investments	(500)	(353)	(1,942)	(2,091)
Gain on sale of assets	—	—	(3,661)	—
Loss on extinguishment of debt	—	—	12,505	—
Legal settlement	—	—	2,470	—
Restructuring/severance and other charges	2,469	98	12,349	31,874

Adjusted EBITDA from continuing operations	$23,862	$(6,682)	$270,154	$88,665

Free Cash Flow 1

(in thousands of dollars)

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Cash flows from operating activities
Net cash provided by operating activities	$71,092	$40,468	$263,789	$106,485
Cash flows from investing activities
Additions to pre-publication costs	(14,106)	(9,953)	(56,210)	(60,872)
Additions to property, plant, and equipment	(10,421)	(15,665)	(39,093)	(50,940)

Free Cash Flow	$46,565	$14,850	$168,486	$(5,327)

1	All amounts have been adjusted to eliminate the impact of the HMH Books & Media business which has been removed from continuing operations and classified as discontinued operations.

Houghton Mifflin Harcourt Company

Calculation of Billings (Unaudited)

Billings 1

(in thousands of dollars)

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Net sales	$178,805	$141,167	$1,050,802	$840,454
Change in deferred revenue	(46,709)	(48,169)	59,391	58,178

Billings	$132,096	$92,998	$1,110,193	$898,632

Billings is an operating measure utilized by the Company derived as shown above.

1	All amounts have been adjusted to eliminate the impact of the HMH Books & Media business which has been removed from continuing operations and classified as discontinued operations.